Exhibit 10.110

May 4, 2006

Via Facsimile

To each respective Purchaser in the

Path 1 Network Technologies Inc.

Series B 7% Convertible Preferred Stock

PIPES Offering of April/June 2005:

This letter is sent on behalf of Path 1 Network Technologies Inc. (“Path 1”) to persons who purchased and continue to hold (the “Series B Purchasers”) Path 1’s Series B 7% Convertible Preferred Stock (“Series B Preferred Stock”) in the Series B Preferred Stock PIPES offering of April/June 2005.

On April 25, 2006, Path 1 entered into a transaction (the “Transaction”) with Laurus Master Fund, Ltd. (“Laurus”), pursuant to which Path 1 issued to Laurus (i) a Secured Non-Convertible Revolving Note in the principal amount of up to $1,000,000 (the “Laurus Note”), and (ii) Warrants for the purchase of 662,251 shares of Common Stock (the “Laurus Warrants”). Any shares of Common Stock that may in the future be issued by Path 1 to Laurus or Laurus’ assignees upon exercise of the Laurus Warrants, together with the Laurus Note and the Laurus Warrants, are collectively referred to herein as the “Laurus Securities”.

As you may know, as of April 22, 2006, Castle Creek Technology Partners LLC (“CC”) entered into a Consent and Waiver agreement with Path 1 (the “Consent and Waiver”, a copy of which is attached hereto as Exhibit A). In it, CC agreed, among other things, to consent to and waive certain purported rights in connection with the Transaction and to receive certain benefits in exchange. Section 4 of the Consent and Waiver provides that each of the Series B Purchasers (other than CC) is a direct and intended third-party beneficiary of the Consent and Waiver and that each such Series B Purchaser is entitled, as a third-party beneficiary and upon his delivery of written notice to Path 1 pursuant to the procedures described in this letter, to receive all of the same benefits of CC under the Consent and Waiver, and in return, such Series B Purchaser shall become subject to all of the same burdens as CC under the Consent and Waiver.

If you follow such procedures, this letter will constitute a letter agreement and memorialize the Series B Purchaser’s agreement to accept both the benefits and the burdens of the Consent and Waiver as described above. In this connection, each Series B Purchaser that countersigns and returns this letter agreement to Path 1 as provided herein agrees as follows:

Such Series B Purchaser acknowledges receipt of a copy of the Consent and Waiver, which copy is attached hereto as Exhibit A. Pursuant to Section 4 of the Consent and Waiver, such Series B Purchaser hereby delivers written notice to Path 1 that he (i) wishes to receive the same benefits as CC under the Consent and Waiver, as if the references to CC in the Consent and Waiver were references to such Series B Purchaser, and (ii) agrees to become subject to the same burdens (including consents, waivers, renunciations, releases, covenants and agreements) as CC as set forth in the Consent and Waiver, as if the references to CC in the Consent and Waiver were references to such Series B Purchaser.

In order to agree as set forth above, you must (i) countersign this letter agreement on the signature page hereto, (ii) fax a copy of the complete, executed letter agreement to my attention at 858-346-9016 by no later than 5 p.m. Pacific Time on May 14, 2006, and (iii) mail the original copy of the complete, executed letter agreement to my attention at Path 1 Network Technologies Inc., 6215 Ferris Square, Suite 140, San Diego, California 92121. Any Series B Purchaser who does not so countersign and return this letter agreement as described above (faxing by the time and date indicated above) will not be able to obtain the benefits set forth in the Consent and Waiver.

Please note that even if you do not do so, your rights can nonetheless be affected by waivers and consents given by CC in the Consent and Waiver in its capacity as a majority holder of the Series B Preferred Stock and/or of the Series B Preferred Stock and related warrants.

Express Reservation of Rights.

Nothing contained in the Consent and Waiver or in this letter agreement, express or implied, shall constitute an admission or agreement by Path 1 that the issuance of the Laurus Securities, and particularly the Laurus Note, in the Transaction required the consent of Path 1’s outstanding Series B Preferred Stock pursuant to Section 10(iii) of the Series B Preferred Stock’s certificate of designations. Path 1 expressly reserves any and all rights relating to such matters.

If you have any questions, please give me a call or call our lawyer Hayden Trubitt (858-450-5754) or consult with your own independent counsel. As you know, Hayden represents Path 1 and does not represent any of the Series B Purchasers.

Very truly yours,

Tom Tullie
Chief Executive Officer

AGREED TO, AND CONSENT AND WAIVER GRANTED:

Print Name of Purchaser

Signature

Distribution:

Name	Fax number
Steven R. Simpson	813-933-9812
Robert R. Bears, Sr.	727-372-1957
Robert R. Bears, Jr.	727-372-1957
Christopher R. Cope, Trustee	425-962-4749

EXHIBIT A

Consent and Waiver

See attached.